Exhibit 2

CONFIDENTIALITY AGREEMENT

            February 15, 2015

Osmium Partners, LLC

300 Drakes Landing Road #172

Greenbrae, CA 94904

Land: 415.785.4044

Fax: 415.747.8979

www.osmiumpartners.com

Ladies and Gentlemen:

In connection with your consideration of a possible negotiated transaction with Intersections Inc. or its subsidiary or corporate affiliate (collectively, with such subsidiaries and affiliates, the “Company”) in which you may provide financing to, make an investment in, acquire in whole or in part, or otherwise engage in a negotiated transaction with the Company (the “Transaction”), the Company is prepared to make available to you certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, investment bankers, lenders and financial advisors) (collectively, “Representatives”), you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) which is furnished to you or to your Representatives now or in the future by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations, forecasts or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto. The term Evaluation Material also does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you’or your Representatives, (ii) is or was within your possession prior to its being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (iii) becomes available to you on a nonconfidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by, or reasonably should have been known to, you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information or (iv) was independently developed or acquired by you or your Representatives without use of the Evaluation Material.

You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible negotiated transaction between the Company and you, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever, except as required by law or regulation (and then only in accordance with the process set forth in the second succeeding paragraph below) or as expressly permitted under this Agreement; provided, however, that any of such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating a possible negotiated transaction with the Company and who are advised of the confidential nature of such information. You shall be responsible for any breach of this letter agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

In addition, you agree that, except as required by law or regulation (and then only in accordance with the process set forth in the immediately succeeding paragraph) or as otherwise expressly permitted under this Agreement, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof). Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Company, you will not, directly or indirectly, knowingly or with reason to know enter into any agreement, arrangement or understanding, or knowingly or with reason to know enter into any discussions which might lead to such agreement, arrangement or understanding, with any person regarding a possible transaction involving the Company. The term person as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

In the event that you or any of your Representatives are required by any applicable law or regulation (including any rule or regulation of any national securities exchange) or requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with reasonable written notice of any such request or requirement so that the Company at its sole expense may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Evaluation Material to any governmental or regulatory authority or else stand liable for contempt or suffer other censure or penalty, you or your Representative may, without liability hereunder, disclose to such governmental or regulatory authority only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you exercise your commercially reasonable efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such governmental or regulatory authority.

To the extent that any Evaluation Material may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you understand and agree that the Company and you have a commonality of interest with respect to such matters and it is your and the Company’s desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided to you that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine.

Unless otherwise agreed to by the Company in writing, (i) all communications regarding the Transaction, (ii) requests for additional information on the Transaction, (iii) requests for facility tours or management meetings regarding the Transaction and (iv) discussions or questions regarding procedures, timing and terms of the Transaction, will be submitted or directed to the Chief Financial Officer or Chief Executive Officer of the Company, or such other person or representative of the Company as the Chief Financial Officer or Chief Executive Officer of the Company may advise from time to time.

You agree that during the term of this letter agreement, and for a period of one year from the date of termination of this letter agreement for any reason, you, your non-publicly traded affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) and your publicly traded affiliates who are recipients of Confidential Information will not solicit for employment or employ or cause to leave the employ of the Company any individual that is serving at such time as (i) an officer of the Company or (ii) any key employee of the Company with whom you have had contact, or who is specifically identified to you, during your investigation of the Company and its business, in each case without obtaining the prior consent of the Company.

If you decide that you do not wish to proceed with the Transaction, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you will promptly destroy (and any such destruction shall be certified in writing by you to the Company) or deliver to the Company all Evaluation Material (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof shall be retained, except that copies of Evaluation Material that are stored electronically by you or your Representatives may be retained on back-up or archival electronic storage in accordance with your or your Representatives’ pre-existing bona fide data retention policies and will only be destroyed to the extent reasonably practical in the circumstances, and you may retain materials required to be maintained under applicable law. Notwithstanding the return or destruction (or, if applicable, electronic retention) of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

You understand and acknowledge that neither the Company nor any of its Representatives make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives (including without limitation any of the Company’s directors, officers, employees, agents or advisors) shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in final definitive agreements regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

You hereby acknowledge that you are aware, and that you will advise your Representatives, that the United States securities laws prohibit any person who has received from an issuer material, nonpublic information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

You agree that for a period of one year from the date first set forth above, unless you shall have been specifically invited in writing by the Company, neither you nor any of your affiliates or Representatives will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act); (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (d) take any action which might reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; (e) acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities or assets of the Company or any of its subsidiaries, or rights or options to acquire interests in any of the Company’s loans, debt securities, equity securities or assets, except that you may beneficially own up to 19.9% of the Company’s outstanding common stock (and may own an amount in excess of such percentage solely to the extent resulting exclusively from actions taken by the Company) or (f) enter into any discussions or arrangements with any third party with respect to any of the foregoing. You also agree during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). Notwithstanding the foregoing provisions of this paragraph, the restrictions set forth in this paragraph shall terminate and be of no further force and effect if the Company enters into a definitive agreement with respect to, or publicly announces that it plans to enter into, a transaction involving all or a controlling portion of the Company’s equity securities or all or substantially all of the Company’s assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise). This paragraph shall be referred to herein as the “Standstill Provisions.”

You hereby acknowledge and agree that (a) no access to or use of Evaluation Material by you or your Representatives conveys onto you or your Representatives any right, title, or interest in or to that Evaluation Material, including, without limitation, any patent, copyright, trade secret, trademark, other intellectual property right under the laws of the United States, any of its several states, or any foreign country; and (b) no license, whether express or implied, is granted by or in connection with this Agreement in any Evaluation Material, or in any patent, copyright, trade secret, trademark, other intellectual property right under the laws of the United States or any of its several states, or any foreign country. You further acknowledge your obligation to control access to or exportation of technical data under the applicable export laws and regulations of the United States, and you agree to adhere to and comply with the laws and regulations with respect to any such technical data received under this letter agreement.

You understand and agree that no contract or agreement providing for any transaction involving the Company shall be deemed to exist between you and the Company unless and until final definitive agreements have been executed and delivered. You also agree that unless and until final definitive agreements regarding a transaction between the Company and you have been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time. You further understand that (i) the Company and its Representatives shall be free to conduct any process for any transaction involving the Company, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person), (ii) any procedures relating to any such process or transaction may be changed at any time without notice to you or any other person and (iii) you shall not have any claims whatsoever against the Company, its Representatives or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to any transaction involving the Company (other than those as against the parties to a definitive agreement with you in accordance with the terms thereof) nor, unless a definitive agreement (including any legally binding provisions in a term sheet) is entered into with you, against any third party with whom a transaction is entered into. Neither this paragraph nor any other provision in this letter agreement can be waived or amended except by written consent of the Company, which consent shall specifically refer to the applicable paragraph or provision being waived or amended.

It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder. In the event that any provision of this letter agreement shall be found to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this letter agreement shall not in any way be affected or impaired thereby.

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event of litigation relating to this letter agreement, the non-prevailing party shall be liable for and pay the prevailing party its costs and reasonable fees of counsel in connection with such litigation, including any appeal therefrom.

This letter agreement is for the benefit of the parties and their respective directors, officers, stockholders, owners, affiliates, and agents, and shall be governed by and construed in accordance with the internal laws of the State of Delaware. The parties also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or, if such court shall not have jurisdiction, the courts of the State of New York located in the county of New York (the “Chosen Courts”)for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail shall be effective service of process for any action, suit or proceeding brought against you in any such court. The parties hereby irrevocably and unconditionally (a) waive any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the Chosen Courts, (b) waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum, and (c) waive any and all right to trial by jury with respect to any action related to or arising out of this letter agreement or the transactions contemplated hereby.

Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, you (and your officers, directors, employees or agents) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the proposed transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For this purpose “tax structure” is limited to facts relevant to the U.S. federal income tax treatment of the proposed transaction and does not include information relating to the identity of the issuer.

The provisions of this letter agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns, including any successors of substantially all of the assets or business of a party, whether by merger, consolidation, purchase of assets, purchase of stock or otherwise. Except as set forth in the immediately preceding sentence, neither party may assign this letter agreement withOut the prior written consent of the other party.

You or the Company may terminate this letter agreement by providing at least three business days’ written notice to the other. Any notices sent hereunder shall be given via overnight mail through a nationally recognized courier with tracking capabilities, including without limitation Federal Express or United Parcel Service. Notice shall be deemed effective one business day after delivery to the courier for overnight mailing. If to Company, notice shall be delivered to the address for Company set forth above, Attention: Chief Financial Officer. If to you, notice shall be delivered to the address for you set forth above. Your obligations under this letter agreement with respect to use and disclosure of Evaluation Material, and all applicable provisions of this letter agreement, shall remain in full force and effect for one year after termination of the letter agreement for any reason, except that the Standstill Provisions shall remain in full force and effect for the period of time specified therein.

This letter agreement may be executed in two or more electronic or facsimile counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

INTERSECTIONS INC.

By:	/s/ Michael Stanfield
Name: Michael Stanfield
Title: Chief Executive Officer

Accepted and agreed as of the date first written above:

OSMIUM PARTNERS, LLC

By:	/s/ John H. Lewis
Name: John H. Lewis
Title: Managing Partner

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